Exhibit 15.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Perception Capital Corp IV.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Perception Capital Corp IV. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in redeemable class A ordinary shares and shareholders’ deficit, and cash flows for the year ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs or complete a business combination by April 15, 2025, then the Company will cease all operations except for the purpose of liquidating. Both the liquidity condition and mandatory redemption raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2023.

New York, New York

March 27, 2025

PCAOB Number 100

PERCEPTION CAPITAL CORP IV.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023

ASSETS
Current assets
Cash	$43,499	$222,581
Prepaid expenses	28,500	407,235
Total current assets	71,999	629,816

Cash held in Trust Account	3,954,190	52,977,929
Total Assets	$4,026,189	$53,607,745

LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$1,084,378	$118,682
Convertible senior secured promissory note	1,328,839	1,000,000
Derivative liability	—	7,273
Total current liabilities	2,413,217	1,125,955

Non-current liabilities
Warrant liabilities	282,650	1,162,320
Total non-current liabilities	282,650	1,162,320
Total Liabilities	2,695,867	2,288,275

COMMITMENTS AND CONTINGENCIES (NOTE 7)
CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
Class A ordinary shares subject to possible redemption, $0.0001 par value; 332,928 and 4,777,672 shares issued and outstanding subject to possible redemption, at approximately $11.58 and $11.07 redemption value at December 31, 2024 and 2023, respectively	3,854,190	52,877,929

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; 609,250 issued and outstanding and none issued or outstanding at December 31, 2024 and 2023, respectively	60	—
Class A ordinary shares; $0.0001 par value; 200,000,000 shares authorized; 6,505,624 and 5,749,999 shares issued and outstanding, at December 31, 2024 and 2023, respectively (excluding shares subject to redemption)	650	575
Class B ordinary shares; $0.0001 par value; 20,000,000 shares authorized; one share issued and outstanding at December 31, 2024 and 2023	—	—
Additional paid-in capital	1,789,280	3,457,783
Accumulated deficit	(4,313,858)	(5,016,817)
Total Shareholders’ Deficit	(2,523,868)	(1,558,459)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$4,026,189	$53,607,745

The accompanying notes are an integral part of these consolidated financial statements

PERCEPTION CAPITAL CORP IV.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023

EXPENSES
General and administrative expenses	$2,137,873	$4,565,129
Loss from operations	(2,137,873)	(4,565,129)

OTHER INCOME
Forgiveness of debt	—	720,077
Gain attributable to derecognition of deferred underwriting fee allocated to warrants	—	409,845
Change in fair value of warrant liability	424,482	461,680
Change in fair value of derivative liability	122,297	9,159
Interest expense – debt discount	(115,024)	(16,432)
Interest earned in Trust Account	2,409,077	8,128,147
Total other income, net	2,840,832	9,712,476

NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$702,959	$5,147,347

WEIGHTED AVERAGE SHARES OUTSTANDING OF REDEEMABLE ORDINARY SHARES, BASIC AND DILUTED	4,243,331	16,459,493
BASIC AND DILUTED NET INCOME PER SHARE, REDEEMABLE ORDINARY SHARES	$0.46	$0.39
WEIGHTED AVERAGE SHARES OUTSTANDING OF NON-REDEEMABLE ORDINARY SHARES, BASIC	5,991,552	5,750,000
BASIC NET LOSS PER SHARE, NON-REDEEMABLE ORDINARY SHARES	$(0.21)	$(0.23)
WEIGHTED AVERAGE SHARES OUTSTANDING OF NON-REDEEMABLE ORDINARY SHARES, DILUTED	6,148,938	5,750,000
DILUTED NET LOSS PER SHARE, NON-REDEEMABLE ORDINARY SHARES	$(0.20)	$(0.23)

The accompanying notes are an integral part of these consolidated financial statements

PERCEPTION CAPITAL CORP IV.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CLASS A ORDINARY SHARES AND

SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2024

			Shareholders’ Deficit
	Redeemable Class A		Preference	Class A Ordinary		Class B Ordinary		Additional		Total
	Ordinary Shares		Shares	Shares		Shares		paid-in	Accumulated	shareholders’
	Shares	Amount	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, December 31, 2023	4,777,672	$52,877,929	$—	5,749,999	$575	1	$—	$3,457,783	$(5,016,817)	$(1,558,459)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	2,823,556	—	—	—	—	—	(2,823,556)	—	(2,823,556)
Conversion of Private Warrants to Class A ordinary shares	—	—	—	755,625	75	—	—	455,113	—	455,188
Issuance of Preference Shares	—	—	60	—	—	—	—	699,940	—	700,000
Redemption of Redeemable Class A Ordinary Shares	(4,444,744)	(51,847,295)
Net income	—	—	—	—	—	—	—		702,959	702,959
Balance, December 31, 2024	332,928	$3,854,190	$60	6,505,624	$650	1	$—	$1,789,280	$(4,313,858)	$(2,523,868)

FOR THE YEAR ENDED DECEMBER 31, 2023

			Shareholders’ Deficit
	Redeemable Class A		Class A Ordinary		Class B Ordinary		Additional		Total
	Ordinary Shares		Shares		Shares		paid-in	Accumulated	shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, December 31, 2022	23,000,000	$237,941,214	—	$—	5,750,000	$575	$—	$(9,906,251)	$(9,905,676)
Remeasurement of Redeemable Class A ordinary shares subject to possible redemption	—	10,337,286	—	—	—	—	(2,439,217)	(257,913)	(2,697,130)
Redemption of Redeemable Class A ordinary shares	(18,222,328)	(195,400,571)	—	—	—	—	—	—	—
Capital Contribution – Sponsor	—	—	—	—	—	—	5,897,000	—	5,897,000
Conversion of Non-Redeemable Class B ordinary shares to Non-Redeemable Class A ordinary shares	—	—	5,749,999	575	(5,749,999)	(575)	—	—	—
Net income	—	—	—	—	—	—	—	5,147,347	5,147,347
Balance, December 31, 2023	4,777,672	$52,877,929	5,749,999	$575	1	$—	$3,457,783	$(5,016,817)	$(1,558,459)

The accompanying notes are an integral part of these consolidated financial statements

PERCEPTION CAPITAL CORP IV.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2024	For the year ended December 31, 2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$702,959	$5,147,347
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(424,482)	(461,680)
Change in fair value of derivative liability	(122,297)	(9,159)
Gain attributable to derecognition of deferred underwriting fee allocated to warrants	—	(409,845)
Forgiveness of debt	—	(720,077)
Interest expense – debt discount	115,024	16,432
Interest earned in Trust Account	(2,409,077)	(8,128,147)
Changes in operating assets and liabilities:
Prepaid expenses	378,735	(138,867)
Accounts payable and accrued expenses	965,696	534,440
Net cash flows used in operating activities	(793,442)	(4,169,556)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment of cash into Trust Account	(414,479)	(2,209,139)
Cash withdrawn from Trust Account in connection with redemption	51,847,295	195,400,571
Net cash flows provided by investing activities	51,432,816	193,191,432

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Sponsor convertible note	—	5,560,000
Proceeds from promissory note	328,839	1,000,000
Preferred Stock Purchase Agreement	700,000	—
Redemption of shares	(51,847,295)	(195,400,571)
Net cash flows used in financing activities	(50,818,456)	(188,840,571)

NET CHANGE IN CASH	(179,082)	181,305
CASH, BEGINNING OF YEAR	222,581	41,276
CASH, END OF YEAR	$43,499	$222,581
Supplemental disclosure of noncash activities:
Change in value of Class A subject to possible redemption	$2,823,556	$10,337,286
Conversion of Private Warrants to Class A ordinary shares	$455,188	$—
Capital Contribution - former Sponsor	$—	$5,897,000
Derecognition of deferred underwriting fee, net of amount recognized as a gain	$—	$(7,640,155)
Conversion of Founder Shares	$—	$(575)

The accompanying notes are an integral part of these consolidated financial statements

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations

Perception Capital Corp IV. (the “Company”) was incorporated in the Cayman Islands on June 9, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company’s original sponsor was RCF VII Sponsor LLC, a Delaware limited liability company (the “Original Sponsor”).

On November 2, 2023, the Original Sponsor entered into a Securities Purchase Agreement (the “SPA”) with Perception Capital Partners IV. LLC (the “Buyer” or “New Sponsor”), pursuant to which, among other things, the Buyer acquired certain of the Original Sponsor’s (i) Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), of the Company and (ii) private placement warrants (together with the Class A Ordinary Shares, the “Securities”).

On November 6, 2023, in connection with the closing (“Closing”) of the transactions contemplated by the SPA, the Company entered into a Joinder Agreement (the “Joinder”) to that certain Registration Rights Agreement dated November 9, 2021, with the Original Sponsor and New Sponsor. Pursuant to the Joinder, New Sponsor will receive the same rights and benefits with respect to its newly acquired Class A Ordinary Shares (as defined below) and private placement warrants as the Original Sponsor has with respect to its Class A Ordinary Shares and private placement warrants.

In connection with the Closing of the transactions contemplated by the SPA, on November 6, 2023: (i) each of the Company’s then-current directors, James McClements, Sunny S. Shah, Thomas M. Boehlert, Hugo Dryland, Elodie Grant Goodey, Timothy Baker, and Daniel Malchuk, resigned as directors, and the Company accepted their resignations; (ii) the vacancies on the Company’s board of directors caused by such resignations were filled by Scott Honour, Rick Gaenzle, R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis (the “New Directors”); (iii) each of the Company’s then-current officers, Sunny S. Shah, Thomas M. Boehlert and Rebecca Coffelt, resigned as Chief Executive Officer, Chief Financial Officer, and Secretary, respectively, and the Company accepted their resignations; and (iv) the appointments of Rick Gaenzle as Chief Executive Officer, John Stanfield as Chief Financial Officer and Secretary, Scott Honour as Chairman of the Board, and Tao Tan as President (the “New Officers”) became effective. R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis will serve as members of the Company’s Audit Committee, Nominating Committee and Compensation Committee.

On November 6, 2023, the Original Sponsor and New Sponsor consummated the transactions contemplated by the SPA pursuant to which, among other things, New Sponsor acquired certain of the Original Sponsor’s (i) Class A Ordinary Shares and (ii) private placement warrants, subject to the terms and conditions described in the SPA.

On January 19, 2024, the Company received a notice from the New York Stock Exchange (the “NYSE”) that it was not in compliance with the NYSE’s continued listing requirements. Specifically, the NYSE advised the Company that it is not in compliance with Section 802.01B of the NYSE Listed Company Manual, which requires an NYSE-listed company to maintain a minimum of 300 public stockholders on a continuous basis.

The Company submitted a business plan to the NYSE demonstrating the Company’s ability to regain compliance with the NYSE’s rules. The NYSE has accepted the plan and as a result, the Company is subject to quarterly monitoring for compliance with the business plan and the Company’s common stock will continue to trade on the NYSE during the period, subject to the Company’s compliance with other NYSE continued listing requirements.

On November 15, 2024, the Company received a letter from the NYSE stating that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s Ordinary Shares, Units and Warrants (collectively, the “Securities”) pursuant to Sections 802.01B and 102.06(e) of the NYSE’s Listed Company Manual because the Company failed to consummate a business combination within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the Company specified in its registration statement. Trading in the Securities has been suspended.

Effective November 18, 2024, the Ordinary Shares, Units and Warrants began trading in the over-the-counter market under the symbols “RCFAF,” “RCFUF” and “RCFWF,” respectively.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from June 9, 2021 (inception) through December 31, 2024 relates to the Company’s formation, the initial public offering (“Public Offering”), redemptions and activities related to pursuing merger opportunities and closing on its initial Business Combination (Note 7). The Company will not generate operating revenues prior to the completion of a Business Combination and generates non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering and extension payments as defined under Trust Account in Note 1.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on November 9, 2021. The Public Offering closed on November 15, 2021 (the “Closing Date”). Simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 11,700,000 warrants to purchase Class A Ordinary Shares (“Private Placement Warrants”) for $1.00 each, or $11,700,000 in the aggregate, in a private placement on the Closing Date (the “Private Placement”).

In its Public Offering, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each unit consists of one Class A Ordinary Share and one-half of a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A Ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). The Company intends to finance a Business Combination with the remaining proceeds from its $230,000,000 Public Offering and $11,700,000 Private Placement.

At the Closing Date, proceeds of $241,700,000, net of underwriting discounts of $4,600,000 and $2,500,000 designated for operational use were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as described below. Transaction costs amounted to $13,267,977, consisting of $12,650,000 of underwriters fees of which $8,050,000 was for Deferred Underwriting Commissions (see Note 8) and $617,977 of other offering costs.

On October 26, 2023 and November 6, 2023, the underwriters for the Company’s Initial Public Offering, consisting of Barclays Capital Inc. and Citigroup Global Markets Inc., agreed to waive all rights to their respective portion of the underwriting commissions (or approximately $8.1 million) with respect to any future Business Combination.

Of the $241,700,000 total proceeds from the Public Offering and Private Placement, $234,600,000 was deposited into the Trust Account on the Closing Date. The funds in the Trust Account was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively “Permitted Investments”). Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to pay taxes and redemptions of public shares.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. The Company is focused on sponsoring the public listing of a company that combines attractive business fundamentals with, or with the potential for strong environmental, social and governance principles and practices through a Business Combination. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account at the time of the Company signing a definitive agreement.

Trust Account

On May 9, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved several proposals to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to (i) extend the date by which the Company must consummate a Business Combination from May 15, 2023 to May 15, 2024 (the “Extended Date”), (ii) permit the Company’s board of directors, in its sole discretion, to elect to wind up the Company’s operations on an earlier date than the Extended Date as determined by the Board and included in a public announcement, (iii) eliminate from the Charter the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 in connection with the Company’s Business Combination, and (iv) provide for the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share, to convert into Class A Ordinary Shares on a one-for-one basis prior to the closing of Business Combination at the election of the holder.

Additionally, on May 9, 2023, the Company held the Extraordinary General Meeting, in connection with which, shareholders holding an aggregate of 9,985,568 Class A Ordinary Shares exercised their right to redeem their shares for approximately $10.50 per share (the “Redemption”), for an aggregate redemption amount of $104,889,892 of the funds held in the Company’s Trust Account.

On December 5, 2023, at an Extraordinary General Meeting (the “Meeting”), shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum”) extending the deadline by which the Company must consummate an initial business combination from May 15, 2024 to November 15, 2024 provided that the Company make a payment into the trust account for the first three-month extension (from December 15, 2023 through March 15, 2024) equal to the lesser of $150,000 or $0.045 per share of Class A Ordinary Shares entitled to redemption rights and thereafter, a payment of equal to the lesser of $50,000 or $0.015 per Public Share per month through November 15, 2024. Shareholders also approved an amendment to change the name of the Company from RCF Acquisition Corp. to Perception Capital Corp IV.

In connection with the extensions amendment proposal voted on at the Meeting, shareholders holding an aggregate of 8,236,760 Class A ordinary shares exercised their right to redeem their shares for approximately $10.99 per share, for an aggregate redemption amount of $90,510,679 of the funds held in the Company’s Trust Account.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 13, 2024, at an Extraordinary General Meeting (the “Third Meeting”), shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum”) extending the deadline by which the Company must consummate an initial business combination from November 15, 2024 to November 15, 2025 on a month to month basis provided that the Company make a payment into the Trust Account established in connection with the Company’s IPO equal to $5,000 per month for each month extended. This proposal was approved.

In connection with the extensions amendment proposal voted on at the Second Meeting, shareholders holding an aggregate of 4,444,744 Class A ordinary shares exercised their right to redeem their shares for approximately $11.66 per share, for an aggregate redemption amount of $51,847,295 of the funds held in the Company’s Trust Account.

On November 15, 2024, December 13, 2024, January 15, 2025, February 10, 2025 and March 17, 2025, a deposit of $5,000 was made into the Trust Account to extend the deadline by which an initial business combination must be completed from November 15, 2024 to December 15, 2024, from December 15, 2024 to January 15, 2025, from January 15, 2025 to February 15, 2025, from February 15, 2025 to March 15, 2025 and from March 15, 2025 to April 15, 2025.

 If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders (as defined in Note 4 below) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (as defined in Note 4 below) if the Company fails to complete a Business Combination by April 15, 2025 (or as late as November 15, 2025 if the Company further extends the deadline and makes the required deposit into the Trust Account). However, if the Initial Shareholders acquire public shares after the Closing Date, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination by April 15, 2025.

If the Company fails to complete a Business Combination, the redemption of the Company’s public shares will reduce the book value of the shares held by the Sponsor, who will be the only remaining shareholder after such redemptions. If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a Public Shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such shares are recorded at their redemption amount and classified as temporary equity on the consolidated balance sheets, in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The funds held in the Trust Account will not be released until the earliest of (i) the completion of a Business Combination, (ii) the redemption of the public shares if the Company has not completed a Business Combination by April 15, 2025 (or as late as November 15, 2025 if the Company further extends the deadline and makes the required deposit into the Trust Account), subject to applicable law, or (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated a Business Combination by April 15, 2025 (or as late as November 15, 2025 if the Company further extends the deadline and makes the required deposit into the Trust Account) or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity.

Liquidity, Capital Resources and Going Concern

As of December 31, 2024, the Company had $43,499 in its operating bank accounts, $3,954,190 in cash held in the Trust Account (Note 2) to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $2,341,218.

Until the consummation of a business combination, the Company will be using the funds held outside of the Trust Account primarily to complete a Business Combination.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company anticipates that the cash held outside of the Trust Account as of December 31, 2024, will not be sufficient to allow the Company to operate until April 15, 2025 (or as late as November 15, 2025 if the Company further extends the deadline and makes the required deposit into the Trust Account), the extended date at which the Company must complete a Business Combination. If the Company is unable to complete a Business Combination by April 15, 2025, then the Company will cease all operations except for the purpose of liquidating.

If the Company completes the initial business combination, the Company will repay any loaned amounts. In the event that the Company’s initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) 205-40, “Going Concern,” while the Company expects to have sufficient access to additional sources of capital under the Sponsor Convertible Note, there is no current obligation on the part of the Sponsor to provide additional capital and no assurances can be provided that such additional capital will ultimately be available if necessary. In the event that the Company does not consummate a Business Combination on or before April 15, 2025 (or such earlier date as determined by the board of Directors and included in a public announcement). Management has determined that substantial doubt exists about the Company’s ability to continue as a going concern due to the need to obtain additional capital from the Sponsor to address the Company’s liquidity condition, the date for mandatory liquidation and subsequent dissolution. The Sponsor is not obligated to advance additional capital. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 15, 2025.

Risks and Uncertainties

The length and impact of the ongoing military conflict between Russia and Ukraine and the most recent escalation of ongoing conflict in the Middle East are highly unpredictable, it could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. As a result, these could have a negative effect domestically and internationally and the impact of these conflicts are not determinable as of the date of these financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Blue Gold Limited. There has been no intercompany activity since inception.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates reflected in the Company’s consolidated financial statements include, but are not limited to, valuation of the warrant liability and the derivative liability.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of December 31, 2024 and 2023.

Cash Held in Trust Account

On November 21, 2023, the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account. As of December 31, 2024 and 2023, the funds in the Trust Account were maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the Company’s initial Business Combination and liquidation. Prior to November 21, 2023, the Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. The change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature, except for the warrants and redeemable shares.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

●	Level 1 - Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

●	Level 2 - Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 - Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment. See Note 6 for additional information on assets and liabilities measured at fair value.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants   (collectively, “Warrant Securities”) in accordance with ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity” and concluded that the Warrant Securities could not be accounted for as components of equity. As the Warrant Securities meet the definition of a derivative in accordance with ASC 815, the Warrant Securities are recorded as warrant liability on the accompanying consolidated balance sheets and measured at fair value at inception (the Closing Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the consolidated statements of operations in the period of change.

Convertible Senior Secured Promissory Note

The Company evaluated the Convertible Senior Secured Promissory Note (“Blue Capital Note”) in accordance with ASC 815-15, “Derivatives and Hedging” and concluded that with the exception of the Private Placement Warrants feature for which the fair value of the embedded derivative feature was bifurcated, the remaining debt proceeds received have been allocated to the debt host at Par (i.e., recorded at proceeds received). Pursuant to ASC 470, the Company recorded the fair value of the embedded derivative feature on the consolidated balance sheets using the relative fair value method and the related amortization of the debt discount on its consolidated statements of operations. The Blue Capital Note and the corresponding embedded derivative feature was recorded as convertible senior secured promissory note and derivative liability, respectively, on the accompanying consolidated balance sheets.

Due to the Cancellation Agreement entered into on September 26, 2024, the derivative liability in connection with the Blue Capital Note was terminated. See Note 7.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Class A Ordinary Shares Subject to Possible Redemption

All of the 23,000,000 Class A Ordinary Shares sold as part of the Units in the Public Offering contained a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with a Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in retained earnings.

At December 31, 2024 and 2023 the Redeemable Class A Ordinary Shares reflected in the consolidated balance sheets is reconciled in the following table:

Redeemable Class A Ordinary Shares subject to possible redemption at December 31, 2022	$237,941,214
Less:
Redemption of Redeemable Class A Ordinary Shares	(195,400,571)
Plus:
Waiver of Class A shares issuance costs	7,640,156
Remeasurement of carrying value to redemption value	2,697,130
Redeemable Class A Ordinary Shares subject to possible redemption at December 31, 2023	$52,877,929
Plus:
Remeasurement of carrying value to redemption value	2,823,556
Less:
Redemptions	(51,847,295)
Redeemable Class A Ordinary Shares subject to possible redemption at December 31, 2024	$3,854,190

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the consolidated financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2024 and 2023. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 or 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s consolidated financial statements.

Stock Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

The Company’s Founder Shares transferred to incoming directors and management (see Note 3) were deemed to be within the scope of ASC 718, “Stock Compensation”, and are subject to a performance condition, namely the occurrence of a Business Combination. Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence, or more specifically when a Business Combination is consummated. Therefore, no stock-based compensation expense has been recognized during the period ended December 31, 2024 and 2023. The unrecognized compensation expense related to the Founder Shares at December 31, 2024 was $2,612,244 and will be recorded when the performance condition occurs.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Net (Loss) Income Per Ordinary Share

The Company’s consolidated statements of operations include a presentation of net (loss) income per share for redeemable ordinary shares in a manner similar to the two-class method in calculating net (loss) income per ordinary share. Net (loss) income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is computed by dividing the pro rata net income between the Class A redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period, adjusted for the effects of deemed dividend under the assumption that they represent dividends to the holders of Class A redeemable ordinary shares. Net (loss) income per non-redeemable ordinary shares, basic and diluted is computed by dividing the pro rata net income between the Class A redeemable ordinary share and the non-redeemable ordinary share by the weighted average number of ordinary shares outstanding for the period.

With respect to the accretion of ordinary shares subject to possible redemption and consistent with ASC 480-10-99-3A, “Distinguishing Liabilities and Equity-Overall-SEC Materials,” the Company treated accretion in the same manner as a dividend, paid to the shareholder in the calculation of the net (loss) income per ordinary share.

	For the Year Ended December 31,
	2024	2023
Redeemable Ordinary Shares
Numerator: Net loss allocable to Redeemable Ordinary Shares subject to possible redemption
Net loss allocable to ordinary shareholders	$(879,189)	$(3,846,271)
Less: Net income (loss) allocable to Non-Redeemable Ordinary Shares	2,823,556	10,337,286
Net income allocable to Redeemable Ordinary Shares subject to possible redemption	$1,944,367	$6,491,015

Denominator: Weighted Average Shares Outstanding of Redeemable Ordinary Shares
Basic and Diluted Weighted Average Shares Outstanding	4,243,331	16,459,493
Basic and Diluted net income per share	$0.46	$0.39

Non-Redeemable Ordinary Shares
Numerator: Net loss allocable to Non-Redeemable Ordinary Shares	$(1,241,408)	$(1,343,666)

Denominator: Weighted Average Shares Outstanding of Non-Redeemable Ordinary Shares
Basic Weighted Average Shares Outstanding	5,991,552	5,750,000
Basic net income per share	$(0.21)	$(0.23)

Non-Redeemable Ordinary Shares
Numerator: Net loss allocable to Non-Redeemable Ordinary Shares	$(1,254,723)	$(1,343,666

Denominator: Weighted Average Shares Outstanding of Non-Redeemable Ordinary Shares
Diluted Weighted Average Shares Outstanding	6,148,938	5,750,000
Diluted net income per share	$(0.20)	$(0.23)

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The calculation of diluted net (loss) income per ordinary share does not consider the effect of the warrants issued in connection with the Public Offering since the exercise of the warrants are contingent upon the occurrence of future events. For the year ended December 31, 2024 and 2023, the Company did not have any dilutive warrants, securities or other contracts that could potentially be exercised or converted into ordinary shares.

A reconciliation of net (loss) income per ordinary share as adjusted for the portion of net (loss) income that is attributable to ordinary shares subject to redemption is as follows:

	For the Year Ended December 31,
	2024	2023
Net income	$702,959	$5,147,347
Less: Accretion of temporary equity to redemption value	(2,823,556)	(10,337,286)
Net loss including accretion of temporary equity to redemption value	$(2,120,597)	$(5,189,939)

Note 3 - Related Party Transactions

Founder Shares

On June 9, 2021, the Original Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (“Class B ordinary shares”) for an aggregate price of $25,000. The Original Sponsor subsequently transferred an aggregate of 402,500 Founder Shares to members of the Company’s board of directors, management team, board of advisors and/or their estate planning vehicles for the same per-share consideration that it originally paid for such shares, resulting in the Original Sponsor holding 5,347,500 Founder Shares.

As of the Closing Date, the Initial Shareholders held 5,750,000 Founder Shares.

The Founder Shares are identical to the Class A Ordinary Shares sold in the Public Offering except that:

●	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

●	the Founder Shares are entitled to registration rights;

●	only holders of Class B ordinary shares will have the right to vote in a vote to continue the Company in a jurisdiction outside the Cayman Islands (which requires the approval of at least two-thirds of the votes of all ordinary shares);

●	the Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which have agreed to (A) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (B) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination by April 15, 2025 (or as late as November 15, 2025 if the Company further extends the deadline and makes the required deposit into the Trust Account) or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination by April 15, 2025 (or as late as November 15, 2025 if the Company further extends the deadline and makes the required deposit into the Trust Account), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period and (D) vote any founder shares held by them and any public shares purchased during or after the Public Offering (including in open market and privately-negotiated transactions) in favor of our initial business combination; and

●	the founder shares are automatically convertible into Class A Ordinary Shares at the time of the consummation of a Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated memorandum and articles of association.

The initial shareholders agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

On May 9, 2023, pursuant to the terms of the Company’s Charter, as amended, the holders of the Class B ordinary shares, totaling 5,750,000 Class B ordinary shares, elected to convert 5,749,999 Class B ordinary share held by them on a one-for-one basis into non-redeemable Class A ordinary shares, with immediate effect (see Note 4).

 PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Private Placement Warrants

On the Closing Date, the Original Sponsor purchased from the Company 11,700,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $11,700,000, in a Private Placement that occurred in conjunction with the completion of the Public Offering. Each Private Placement Warrant entitles the holder to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. The New Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination.

If the Company does not complete a Business Combination within the extended date of April 15, 2025, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

On November 6, 2023, the Original Sponsor and New Sponsor consummated the transactions contemplated by the SPA pursuant to which, among other things, New Sponsor acquired certain of the Original Sponsor’s (i) Class A Ordinary Shares and (ii) Private Placement Warrants, subject to the terms and conditions described in the SPA.

On September 6, 2024, the Company entered into a Warrant Exchange Agreement by and between the Company and New Sponsor pursuant to which the New Sponsor agreed to exchange its 9,067,500 private placement warrants for an aggregate of 755,625 Class A Ordinary Shares (the “Exchange Shares”). This equates to a conversion ratio of one Class A ordinary share for each 12 Private Warrants. The Exchange Shares shall rank pari passu with the existing Ordinary Shares, other than that the Exchange Shares shall not confer on the holder thereof (i) any right to receive funds from the Trust, or (ii) any right to vote on a resolution to approve a Business Combination (as such term is defined in the Company’s articles of association). The Exchange Shares will be restricted securities under the Securities Act of 1933, as amended. As of December 31, 2024, there were 2,632,500 Private Placement Warrants outstanding.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Sponsor Notes

Sponsor Convertible Note

On April 1, 2022, the Company issued an unsecured convertible promissory note (the “Sponsor Convertible Note”) to the Sponsor, pursuant to which the Company was able to borrow up to $5,000,000 from the Sponsor for ongoing expenses reasonably related to the business of the Company and the consummation of a Business Combination. The Sponsor Convertible Note was non-interest bearing and all unpaid principal were initially due and payable in full on the earlier of (i) May 15, 2023 and (ii) the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination, involving the Company and one or more businesses (such earlier date, the “Maturity Date”).

Up to $1,500,000 of such loans was convertible into Private Placement Warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The Sponsor had the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the Sponsor Convertible Note, into warrants to purchase the Company’s Class A Ordinary Shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s Public Offering. The Sponsor Convertible Note was accounted for within the scope of ASC 815 and as a result, the Company bifurcated from the proceeds allocated to the debt host the fair value of a single derivative that comprises all of the individual features requiring bifurcation. Any remaining debt proceeds was allocated to the debt host. The fair value of the embedded conversion feature upon the issuance of the Sponsor Convertible Note was de minimis.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 11, 2023, the Company amended and restated the Sponsor Convertible Note to extend the maturity date from the earlier of (i) May 15, 2023 and (ii) the effective date of a Business Combination to the earlier of (i) May 15, 2024 and (ii) a Business Combination.

On November 6, 2023, as required by the SPA, the Company entered into an Omnibus Termination and Release Agreement with the Original Sponsor (the “Termination Agreement”). Pursuant to the Termination Agreement, the Company terminated the Sponsor Convertible Note in connection with the Closing of the transactions contemplated by the SPA. Accordingly, the carrying value under the Sponsor Convertible Note was recognized as a capital contribution from Original Sponsor.

As of December 31, 2024 and 2023, the Company had $0 in total outstanding borrowings under the Sponsor Convertible Note.

Issuance of Extension Convertible Promissory Note

In the second quarter of 2023, the Company issued a convertible promissory note (the “Extension Convertible Promissory Note”) to the Sponsor with a principal amount up to $3,600,000. The Extension Convertible Promissory Note bared no interest and was repayable in full upon the earlier of (a) the effective date of a Business Combination, or (b) the date of the Company’s liquidation. If the Company did not consummate a Business Combination by the Extended Date, the Extension Convertible Promissory Note would have been repaid only from funds held outside of the Trust Account or forfeited, eliminated or otherwise forgiven. Upon maturity, the outstanding principal of the Extension Convertible Promissory Note was convertible into warrants, at a price of $1.00 per warrant, at the option of the Sponsor. Such warrants would have terms identical to the warrants issued to the Sponsor in a private placement that closed simultaneously with the IPO.

On November 6, 2023, as required by the SPA, the Company entered into a Termination Agreement with the Original Sponsor. Pursuant to the Termination Agreement, the Company terminated the Extension Convertible Promissory Note in connection with the Closing of the transactions contemplated by the SPA.

In connection with the termination of the Extension Convertible Promissory Note, the Original Sponsor agreed to cancel and waive all indebtedness under the Extension Convertible Promissory Note. Accordingly, the carrying value under the Sponsor Convertible Note was recognized as a capital contribution from Original Sponsor.

As of December 31, 2024 and 2023, the Company had $0 in total outstanding borrowings under the Extension Convertible Promissory Note.

Service and Administrative Fees

The Company has agreed, commencing on November 10, 2021, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to the Company’s management team. The Company had incurred $237,000 under this arrangement.

Pursuant to the Termination Agreement, the Company terminated the Administrative Services Agreement, dated November 9, 2021, in connection with the Closing of the transactions contemplated by the SPA. The Original Sponsor forgave and discharged all outstanding fees owed under the Administrative Services Agreement. Accordingly, all outstanding fees, or $237,000, under the Administrative Services Agreement was recognized as a capital contribution from Original Sponsor.

For the year ended December 31, 2024 no services and administrative fees were incurred.

Note 4 - Shareholders’ Deficit

Preference shares - The Company is authorized to issue 1,000,000 shares of preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. On September 6, 2024, the Company entered into a Preferred Stock Purchase Agreement in which the Company agreed to sell to BCMP Services Limited an aggregate of 609,250 preference shares in two tranches for aggregate consideration of $700,000 (Note 7). As of December 31, 2024 and 2023, there were 609,250 and no shares of preference shares, respectively, issued and outstanding.

Class A Ordinary Shares - The Company is authorized to issue 200,000,000 shares of Class A Ordinary Shares with a par value of $0.0001 per share. As of December 31, 2024 and 2023, there were 6,838,552 and 10,527,671 shares of Class A Ordinary Shares issued and outstanding, respectively, of which 332,928 and 4,777,672 were subject to possible redemption and were classified at their redemption value outside of shareholders’ deficit on the consolidated balance sheets, respectively. As of December 31, 2024 and 2023, 6,505,624 and 5,749,999 Non-Redeemable Class A Ordinary Shares issued and outstanding, respectively, and were classified as shareholders’ deficit on the consolidated balance sheets.

 PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, the proposed initial business combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration the Company would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to the Company, the Company will not complete the Business Combination or redeem any shares and all Class A Ordinary Shares submitted for redemption will be returned to the holders thereof.

On May 9, 2023, the Company eliminated from the Charter the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 in connection with the Company’s Business Combination.

Class B ordinary shares - The Company is authorized to issue 20,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share.

On May 9, 2023, pursuant to the terms of the Company’s Charter, as amended by the amendments to the Charter, the holders of the Class B ordinary shares, totaling 5,750,000 Class B ordinary shares, elected to convert 5,749,999 Class B ordinary share held by them on a one-for-one basis into nonredeemable Class A Ordinary Shares, with immediate effect. Following such conversion, as of December 31, 2024, the Company had an aggregate of 5,749,999 Non-Redeemable Class A Ordinary shares issued and outstanding, and one Class B ordinary share issued and outstanding. The Non-Redeemable Class A Ordinary Shares and the Class B ordinary share contain the same terms and provisions and performance condition.

The Class B ordinary share will automatically convert into Class A Ordinary Share concurrently with or immediately following the consummation of the initial business combination on a one-for-one basis, subject to adjustment. In the case that additional Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A Ordinary Shares issuable upon conversion of the Class B ordinary share will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A Ordinary Shares outstanding after such conversion (after giving effect to any redemptions of Class A Ordinary Shares by public shareholders), plus (ii) the total number of Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued or to be issued, to any seller in the initial business combination and any Private Placement Warrants issued to the Company Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

Note 5 - Warrant Liability

As of December 31, 2024 and 2023, the Company had 14,132,500 and 23,200,000 warrants issued in the Public Offering, respectively, consisting of 11,500,000 Public Warrants and 2,632,500 and 11,700,000 Private Placement Warrants as of December 31, 2024 and 2023, respectively, which are accounted for in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value, with the change in the fair value recognized in the Company’s consolidated statements of operations.

The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such shares of ordinary shares. Notwithstanding the foregoing, if a registration statement covering the shares of ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

 PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Redemption of warrants when the price per Class A Ordinary Shares equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, and

●	if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Except as set forth below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Company, Sponsor or its permitted transferees.

Redemption of warrants when the price per Class A Ordinary Shares equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth under “Description of Securities - Warrants - Public Shareholders’ Warrants” based on the redemption date and the “fair market value” of the Company Class A ordinary shares except as otherwise described in “Description of Securities - Warrants - Public Shareholders’ Warrants”; in the Public Offering prospectus; and

●	if, and only if, the closing price of the Company’s Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities - Warrants - Public Shareholders’ Warrants - Anti-dilution Adjustments” in the Public Offering prospectus) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A Ordinary Shares for the above purpose shall mean the volume weighted average price of the Company’s Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Any redemption of the warrants for Class A Ordinary Shares will apply to both the Public Warrants and the Private Placement Warrants.

No fractional Class A Ordinary Shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of Class A Ordinary Shares to be issued to the holder.

If the Company calls the Public Warrants for redemption, Company management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The Private Warrants will be identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Warrants and the shares of ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of ordinary shares or equity-linked securities.

Dividend Policy

The Company has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to the Company’s initial business combination will be within the discretion of the Company’s board of directors at such time.

Note 6 - Fair Value Measurements

As of December 31, 2024 and 2023, assets held in the Trust Account were comprised of $3,954,190 and $52,977,929 in demand deposit account, respectively. The fair values of cash, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of December 31, 2024 and 2023 due to the short maturities of such instruments.

The following table presents information about the Company’s derivative assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2024 and 2023 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$—	$230,000	$—	$230,000
Private Placement Warrants-none	—	52,650	—	52,650

Total	$—	$282,650	$—	$282,650

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$—	$576,150	$—	$576,150
Private Placement Warrants	—	586,170	—	586,170
Derivative liability	—	—	7,273	7,273

Total	$—	$1,162,320	$7,273	$1,169,593

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transfer to or from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 1 measurement to a Level 2 fair value measurement during the year ended December 31, 2023 when the Public Warrants were not actively traded. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement and the estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 measurement during the year ended December 31, 2022 when the Public Warrants were separately listed and traded in January 2022.

Due to the Cancellation Agreement entered into on September 26, 2024, the derivative liability in connection with the Blue Capital Note was terminated. See Note 7.

The following table presents the changes in the fair value of the derivative liability:

Derivative liability
Fair value as of December 31, 2023	$7,273
Amortization of debt discount	115,024
Change in fair value	41,609
Termination due to Cancellation Agreement (Note 7)	(163,906)
Fair value as of December 31, 2024	$—

As of December 31, 2023, the estimated fair value of the derivative liability is determined using Level 3 inputs. The key inputs into the present value model for the derivative liability were as follows at each draw on the Blue Capital Note (Note 7):

Valuation date	Volatility	Market warrant price	Exercise price	Risk free rate	Term of warrant exercise
November 24, 2023	176.0%	$0.0787	$0.10	5.01%	1.75
December 15, 2023	190.3%	$0.0746	$0.10	4.60%	1.69
December 28, 2023	194.4%	$0.0501	$0.10	4.45%	1.66
December 31, 2023	194.8%	$0.0501	$0.10	4.43%	1.65

The following table presents the changes in the fair value of the derivative liability:

Derivative liability
Fair value as of December 31, 2022	$—
Issuance of derivative liability	131,456
Change in fair value	(9,159)
Unamortized debt discount	(131,456)
Amortization of debt discount	16,432
Fair value as of December 31, 2023	$7,273

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Commitments and Contingencies

Registration Rights

The holders of Founder Shares and any warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A Ordinary Shares) pursuant to a registration rights agreement to be signed on the effective date of the Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion of such shares to Class A Ordinary Shares). These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Underwriters purchased 3,000,000 Units to cover over-allotments at the Public Offering price, less the underwriting commissions, bringing the total amount of Units purchased by the Underwriters to 23,000,000 Units.

The Underwriters were paid a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering, or $4,600,000. Additionally, the Underwriters was entitled to a Deferred Underwriting Commission of 3.5% or $8,050,000 of the gross proceeds of the Public Offering held in the Trust Account upon the completion of the Company’s initial business combination subject to the terms of the underwriting agreement.

On October 26, 2023 and November 6, 2023, Barclays Capital Inc. and Citigroup Global Markets Inc., respectively, the underwriters for the Company’s Initial Public Offering, agreed to waive all rights to their respective portion of the Deferred Underwriting Commission.

Convertible Senior Secured Promissory Note

The Company issued a Convertible Senior Secured Promissory Note on November 6, 2023, to Blue Capital Management Partners, LLP (“Blue Capital”) with a principal amount up to Two Million Dollars ($2,000,000) (the “Blue Capital Note”). The Blue Capital Note bears no interest and is repayable in full upon the earlier of (i) the date on which the Company consummates a Business Combination, (ii) the date of the liquidation of the Company and (iii) December 31, 2024. Concurrent with the closing of the Business Combination, any amounts outstanding under the Blue Capital Note (or any portion thereof) will automatically convert into Class A Ordinary Shares of the Company, par value $0.0001 per share (“Class A Ordinary Shares”) at a conversion price equal to $1.00 per share, and the Original Sponsor will forfeit an equal number of Class A Ordinary Shares that it owns pursuant to the SPA. Additionally, from the closing of the Business Combination until the date that is eighteen (18) months after such closing, the Company has the right to purchase from New Sponsor up to 4,533,750 of the warrants that New Sponsor acquired from Original Sponsor upon the Closing of the SPA, at a price of $0.10 per private placement warrant.

If immediately prior to the closing of the Business Combination, the Maximum Amount has not yet been paid to the Company, Blue Capital shall have the right to pay any remaining amounts to the Company before the closing of the Business Combination.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective September 24, 2024, the Company entered into a Cancellation Agreement (the “Cancellation Agreement”) with Blue Capital pursuant to which the Convertible Senior Secured Promissory Note Dated November 6, 2023 in the original principal amount of up to Two Million Dollars ($2,000,000) (the “Blue Capital Note”) was cancelled. Prior to its cancellation, the Blue Capital Note had been assigned by Blue Capital to Blue Perception Capital LLP (“Blue Perception”).

Concurrent with entering into the Cancellation Agreement, the Company entered into a new Convertible Preferred Note dated September 24, 2024 in the original principal amount of up to Two Million Dollars ($2,000,000) with Blue Perception (the “Blue Perception Note”). The Blue Perception Note bears no interest and is repayable in full upon the earlier of (i) the date on which the Company consummates a Business Combination, (ii) the date of the liquidation of the Company and (iii) December 31, 2024. Concurrent with the closing of the Business Combination, any amounts outstanding under the Blue Capital Note (or any portion thereof) will automatically convert into Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Shares”) at a conversion price equal to $1.00 per share, and RCF VII Sponsor LLC (the “Former Sponsor”) will forfeit an equal number of Class A Shares that it owns pursuant to the terms of the Securities Purchase Agreement. Additionally, from the closing of the Business Combination until the date that is eighteen (18) months after such closing, Blue Perception has the right to purchase from Perception Capital Partners IV LLC up to 377,812.5 Class A Shares, at a per share price of $1.20 per Class A Share.

Under the Blue Perception Note, Blue Perception will fund each of the following amounts to the Company no later than the date set forth below:

a.	Before the date of the Blue Perception Note, the Company received $1,275,739 in connection with the Blue Capital Note;

b.	$50,000 on September 30, 2024;

c.	$50,000 on October 15, 2024;

d.	$312,130 on October 31, 2024;

e.	$312,130 on November 29, 2024, provided, however, that the maximum amount of drawdowns outstanding under this Note may not exceed Two Million Dollars ($2,000,000) (such amount, the “Maximum Amount”).

Subsequent to the Company receiving $1,275,739, an additional $53,100 was received under the Blue Perception Note as of December 31, 2024. As of December 31, 2024, $1,328,839 was outstanding under the Blue Perception Note.

If immediately prior to the closing of the Business Combination, the Maximum Amount has not yet been paid to the Company, Blue Perception shall have the right to pay any remaining amounts to the Company before the closing of the Business Combination.

Business Combination Agreement

On December 5, 2023, the Company, Blue Gold Limited, a Cayman Islands company limited by shares (“PubCo”), and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions contained in the Business Combination Agreement, (i) BGHL and PubCo shall consummate a share exchange (the “Exchange”) pursuant to which PubCo will purchase all of the issued and outstanding shares of BGHL in exchange for PubCo Ordinary Shares; (ii) the Company and a to-be-formed subsidiary of PubCo (“Merger Sub”) will merge (the “Merger”) with the Company surviving the merger as a wholly owned subsidiary of PubCo.

On May 2, 2024, the Company and Blue Gold Holdings Limited (“BGHL”), entered into that certain Amended and Restated Business Combination Agreement (the “Amended BCA”) to, among other things, restructure the transaction as follows: (i) the Company shall form a wholly owned subsidiary (“Merger Sub”), (ii) at the merger effective time, Merger Sub shall merge with and into BGHL, or its successor entity as set forth in the Amended BCA, and (iii) BGHL shall continue as the surviving entity and wholly owned subsidiary of the Company, and to (iv) make changes to certain representations and conditions to the Closing to match the revised structure.

On June 12, 2024, the Company, Blue Gold Limited, a Cayman Islands company limited by shares and wholly owned subsidiary of the Company (“Perception Merger Sub”), and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement (the “Second Amended BCA”) to, among other things, restructure the transaction as follows: (i) Perception Merger Sub shall form a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) the Company shall merge with and into Perception Merger Sub, a wholly owned subsidiary of the Company with Perception Merger Sub (following such merger, the “New Perception”) being the surviving entity (the “Perception Reorganization”), (iii) BGHL will form or acquire a new Cayman Islands entity (“NewCo”) and cause the contribution of all of the issued and outstanding shares of BGHL to NewCo, (iv) NewCo shall merge with and into the Blue Merger Sub, following which the separate corporate existence of NewCo shall cease and (v) at the Blue Merger Effective Time, Blue Merger Sub shall continue as the surviving entity and wholly owned subsidiary of New Perception (“New Blue”), and to (vi) make changes to certain representations and conditions to the Closing to match the revised structure.

PERCEPTION CAPITAL CORP IV.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 7, 2024, the parties entered into Amendment No. 1 to the Second Amended BCA (“Amendment No. 1”) to, among other things (i) change the structure of the Blue Merger such that Blue Merger Sub shall be merged with and into NewCo with NewCo as the surviving entity of the Blue Merger, (ii) amend the definition of Material Adverse Effect to exempt the impact of any Perception share redemptions and delisting from the NYSE from the definition, and (iii) to amend the date that constitutes the Outside Date from November 5, 2024 to January 31, 2025. On January 8, 2025, the parties entered into Amendment No. 2 to the Second Amended BCA (“Amendment No. 2”) to make certain structural changes and to further amend the Outside Date to March 31, 2025.

On September 6, 2024 the Company approved and entered into two material agreements:

Warrant Exchange Agreement

On September 6, 2024 the Company entered into a Warrant Exchange Agreement by and between the Company and its managing sponsor, Perception Capital Partners IV (the “Managing Sponsor”) pursuant to which the Managing Sponsor agreed to exchange its 9,067,500 private placement warrants for an aggregate of 755,625 Class A Ordinary Shares (the “Exchange Shares”). This equates to a conversion ratio of one Class A ordinary share for each 12 Private Warrants. The Exchange Shares shall rank pari passu with the existing Ordinary Shares, other than that the Exchange Shares shall not confer on the holder thereof (i) any right to receive funds from the Trust Account (as such term is defined in the Company’s articles of association), or (ii) any right to vote on a resolution to approve a Business Combination (as such term is defined in the Company’s articles of association). The Exchange Shares will be restricted securities under the Securities Act of 1933, as amended.

Preferred Stock Purchase Agreement

On September 6, 2024 the Company entered into a Preferred Stock Purchase Agreement in which the Company agreed to sell to BCMP Services Limited an aggregate of 609,250 preference shares in two tranches for aggregate consideration of $700,000. The Preference Shares shall have no entitlement to the assets of the Trust Account, whether by way of interim distribution or as a distribution in respect of the winding of the Company or otherwise. The Preference Shares shall carry no right to vote on any resolution to approve a Business Combination. Each Preference Share shall automatically convert into 20 Class A Ordinary Shares on the date that is 61 days after completion of the Company’s initial Business Combination.

NOTE 9 - Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
General and administrative expenses	$2,136,963	$4,565,129
Interest earned on the Trust Account	$2,409,077	$8,128,147

The key measures of segment profit or loss reviewed by our CODM are interest earned on the Trust Account and general and administrative expenses. The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.

Note 10 - Subsequent Events

Management evaluated subsequent events that occurred after the balance sheet date through the date of issuance of these consolidated financial statements and other than as noted below, no subsequent events required adjustment or disclosure.

On January 15, 2025, February 10, 2025 and March 17, 2025, a deposit of $5,000 was made into the Trust Account to extend the deadline by which an initial business combination must be completed from January 15, 2025 to February 15, 2025, from February 15, 2025 to March 15, 2025 and from March 15, 2025 to April 15, 2025.

On March 6, 2025, the Company held a Special Meeting of Shareholders to consider and vote on certain proposals. In connection with the proposals voted on at the meeting, the Company was required to permit holders of its ordinary shares that were sold as part of the units sold in its initial public offering the right to seek redemption of their shares. Of the 332,928 Public Shares, 307,742 Public Shares were redeemed.